Exhibit 99.1
Contact: Michael Mitchell
The Medicines Company
973-290-6000
investor.relations@themedco.com
FOR IMMEDIATE RELEASE:

The MEDICINES COMPANY APPOINTS GLENN P. SBLENDORIO TO BOARD OF DIRECTORS
PARSIPPANY, NJ - July 28, 2011 - The Medicines Company (NASDAQ: MDCO) today announced the appointment of Glenn Sblendorio to the Company's Board of Directors. Mr. Sblendorio has been Chief Financial Officer and Executive Vice President of The Medicines Company since 2006.

“Glenn has been a valued member of our leadership team and as a Director, I am confident he will bring the same strategic thinking and global vision to the Board as he has brought to the business over the last five years. Our focus continues to be delivering leading hospital medicines to the marketplace,“ said Clive Meanwell, Chairman and CEO.
Prior to joining the organization, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as Senior Vice President of Business Development for the Company. From 1998 to July 2000, he was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio's pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including Chief Financial Officer of Roche Molecular Systems and Head of Finance-Controller for Amgen/Roche Europe. Mr. Sblendorio received his B.B.A. in accounting from Pace University and his M.B.A. in Finance from Fairleigh Dickinson University.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well being of critically ill patients. The Medicines Company's website is www.themedicinescompany.com.

The Medicines Company 8 Sylvan Way Parsippany, New Jersey 07054     Tel: (973)290-6000 Fax: (973)656-9898